Exhibit 10(a)

ALBERTO-CULVER COMPANY

MANAGEMENT INCENTIVE PLAN

(as amended through October 27, 2010)

1.	Establishment. Alberto-Culver Company and its subsidiaries hereby establish the Management Incentive Plan (“MIP”) for key salaried employees of the Company. The MIP provides for annual awards to be made to Participants based upon financial performance and achievement of Individual Bonus Objectives. This MIP is established as an unfunded, non-qualified incentive compensation plan intended for the benefit of employees who are among a select group of management and/or highly compensated participants. Nothing contained in this MIP and no action taken pursuant to the provisions of this MIP shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Participant, his designated beneficiary or any other person. Any funds which may be invested under the provisions of this MIP shall continue for all purposes to be a part of the general assets of the Company and no person other than the Company shall by virtue of the provisions of this MIP have any interest in such funds. To the extent that any person acquires a right to receive payments from the Company under this MIP, such right shall be no greater than the right of any unsecured general creditor of the Company. Solely for purposes of Section 162(m) of the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder (the “Code”), this MIP shall be deemed a continuation of and a successor to the Alberto-Culver Company Management Incentive Plan, as in effect prior to November 16, 2006.

2.	Purpose. The purpose of the MIP is to attract and retain in the employ of the Company persons possessing outstanding management skills and competence who will contribute substantially to the success of the Company. The MIP is intended to provide incentives to such persons to exert their maximum efforts on behalf of the Company by rewarding them with additional compensation when the Company or Profit Center and/or the Participant have achieved the financial performance and Individual Business Objectives, respectively, provided for in the MIP.

3.	Effective Date and Performance Periods. The effective date of the MIP is November 16, 2006. The Plan Year shall be the 12 consecutive-month period ending September 30 of each year. The MIP will continue in effect until and unless terminated by the Compensation Committee or the Board of Directors.

4.	Definitions. The definition of key terms are as follows:

a.	“Base Salary” means the base salary, as set by the Company, paid to the Participant during the Plan Year, exclusive of any amounts payable under bonus and incentive plans, severance plans, option plans, and any other benefit or welfare plan of the Company now or hereafter existing.

b.	“Bonus Award Opportunity” means a maximum of 200% of Base Salary.

c.	“Change in Control” shall have the meaning set forth in Section 14.d.1.

d.	“Committee” means the Compensation and Leadership Development Committee of the Board of Directors of the Company or, if any member of the Committee is not (i) an “outside director” within the meaning of Section 162(m) of the Code or (ii) a “non-employee director” within the meaning of Section 16 (“Section 16”) of the Securities Exchange Act of 1934 and the rules and regulations thereunder (“Exchange Act”), the Committee shall set up a subcommittee comprised solely of outside directors and non-employee directors for purposes of all matters arising under this MIP involving “officers” within the meaning of Rule 16a-1(f) under Section 16 (“Executive Officer”) and Covered Employees as defined herein.

e.	“Company” means Alberto-Culver Company or a Subsidiary.

f.	“Covered Employee” means a Participant who is a “covered employee” within the meaning of Section 162(m) of the Code during the Plan Year at issue.

g.	“Employee” means any person, including an officer or director, who is employed on a permanent basis by, and receives a regular salary from, the Company.

h.	“Exempt Person” and “Exempt Persons” shall have the meaning set forth in Section 14.d.2.

i.	“Incumbent Board” shall have the meaning set forth in Section 14.d.3.

j.	“Individual Business Objectives” means the objectives as set forth in a letter of recommendation prepared by the Participant and agreed upon by (i) the Chairman, (ii) the Chief Executive Officer of the Company, or (iii) the Committee.

k.	“Participant” means any Employee of the Company who has been selected to participate in the MIP.

l.	“Plan Year” shall be the Company’s fiscal year for financial reporting purposes (i.e., the 12 consecutive-month period ended September 30).

m.	“Profit Center” means a division or Subsidiary of the Company which is responsible for preparing and submitting annual sales and pre-tax profit (loss) objectives.

n.	“Subsidiary” means any corporation or other entity in which the Company owns (directly or indirectly) 50% or more of the outstanding stock or equity entitled to vote for directors or other similar governing body.

5.

Eligibility. Participation in the MIP is limited to key salaried Employees of the Company and its Subsidiaries. Each Plan Year, the Committee shall designate those eligible Employees who will participate in the MIP during that Plan Year. In the event an employee who would be eligible to participate in the MIP is hired after the beginning of the Plan Year, the Committee may, but need not, designate such employee as a Participant for such Plan Year. In the event a new employee is designated as a Participant, the Committee shall notify the new Participant of his or her financial performance award opportunities and his or her

Individual Business Objectives on which any cash award will be based. The Committee shall make such adjustments to the new Participant’s actual cash award as the Committee deems necessary or appropriate to take into account the fact that such Participant was not employed for the entire Plan Year.

6.	Award Opportunities. Actual awards can range from 0% to 100% of the Bonus Award Opportunity (a maximum of 200% of Base Salary or $4.0 million, whichever is less) based on actual performance compared to the performance objectives established for the Plan Year. The total Bonus Award Opportunity will relate to the financial performance of the Company, one or more Profit Centers, or Individual Business Objectives or any combination thereof. Notwithstanding anything to the contrary hereinabove set forth in this Section 6 or in Section 8 or 9 of the MIP, but subject in all respects to Sections 7 and 14 of the MIP, any Bonus Award Opportunity and the amount of any annual award, other than a Change in Control Award (as such term is defined in Section 14.b of the MIP), payable to any Participant may be (i) decreased by up to (a) 35% of such Participant’s Base Salary for Participants who are not Executive Officers and (b) 70% of such Participant’s Base Salary for Participants who are Executive Officers, as the Committee, in its sole discretion, shall determine based on such factors and circumstances as the Committee shall deem appropriate, (ii) decreased by such amount as the Committee, in its sole discretion, shall determine in the event a Participant (a) is found to have violated any policy contained in the applicable Compliance Policy Manual, (b) is placed on probation at any time during the Plan Year, (c) has engaged in purposeful diversion, and/or (d) has engaged in activities intended to enhance current Plan Year awards to the detriment of future periods (e.g. inadequate marketing expenditures that artificially increase short-term profits, unnecessary year-end loading shipments or promotions that build sales for the short-term, etc.), or (iii) other than for Covered Employees, increased by up to 35% of such Participant’s Base Salary as the Committee, in its sole discretion, shall determine based on such factors and circumstances as the Committee shall deem appropriate.

7.	Maximum Award Payable. The maximum award payable under the MIP to a single Participant may not exceed the lesser of $4.0 million or 200% of such Participant’s Base Salary per fiscal year of the Company.

8.

Financial Performance Award Opportunities. Each Participant will be assigned financial performance award opportunities for the Company and/or the Profit Center for the Plan Year no later than the 90th day of the applicable Plan Year. Each Participant who is hired after December 1st of a Plan Year will be assigned financial performance award opportunities for the Company and/or the Profit Center for that Plan Year no later than the 30th day following his first day of employment. Financial performance award opportunities will be based, in whole or in part, upon one or more of the following: targeted levels of sales, operating earnings, operating margin, pre-tax earnings, pre-tax margin, net earnings, earnings per share, return on stockholders’ equity and, except for Covered Employees, any other measurements the Committee shall deem appropriate. For purposes of the MIP, “operating earnings” will mean pre-tax earnings before non-recurring and other unusual items reported separately in the Company’s income statement.

Each Participant will be notified in writing (“Participant Letter”) of his or her Bonus Award

Opportunity, the Participant’s financial performance opportunities set for the Company and/or his or her Profit Center, if applicable, and the portion of his or her Bonus Award Opportunity allocated to the Participant’s Individual Business Objectives, if any. The Participant Letter will specify the percentage of the Bonus Award Opportunity that will be earned based upon the extent to which such objectives are achieved, subject to adjustment pursuant to Section 6.

At the end of each Plan Year, the Committee shall certify the awards that have been attained by each Participant. Except as otherwise provided in Section 14 hereof, no award may be payable to a Participant prior to such certification.

The Committee shall have the sole authority to set all financial performance opportunities and to modify such financial performance opportunities during the Plan Year as deemed appropriate; provided, however, that the Committee may not modify the performance objectives during a Plan Year to increase the award payable to a Covered Employee.

9.	Individual Business Objectives. The Committee, at its sole discretion, may allocate a portion of a Participant’s Bonus Award Opportunity for the Plan Year to the Participant’s Individual Business Objectives. Subject to Section 7, awards for the achievement of these objectives can range from 0% to 150% of the Bonus Award Opportunity assigned thereto. The Committee shall determine the actual level of performance achieved by Participants for their Individual Business Objectives. For any Participant determined to be a Covered Employee, no such bonus will be paid for Individual Business Objectives for that fiscal year.

10.	Administration—Powers and Duties of the Committee.

a. Administration. The Committee shall be responsible for the administration of the MIP. The Committee, by majority action, is authorized to interpret the MIP, to prescribe, amend, and rescind rules and regulations relating to the MIP, to provide for conditions and assurances deemed necessary or advisable to protect the interest of the Company and to make all other determinations necessary or advisable for the administration of the MIP. Determinations by the Committee under the MIP need not be uniform and may be made by it selectively among Participants, whether or not such persons are similarly situated. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the MIP shall be final and binding and conclusive for all purposes and upon all persons whomsoever. No member of the Committee shall be liable for any action or determination made in good faith with respect to the MIP or any annual award made hereunder.

b. Amendment, Modification, and Termination of MIP. The Board of Directors or the Committee may at any time terminate, and from time to time may amend or modify the MIP, except that no amendment by the Committee or the Board of Directors shall increase the amount of an annual award payable to a Covered Employee for performance achieved during the Plan Year of such amendment or any previous Plan Year or allow a member of the Committee to be a Participant. Termination of the MIP shall not be effective with respect to the Plan Year in which it occurs.

11.	Payment of Annual Award.

a. Payment of Award. The Company shall pay the annual award to the Participant after the award has been determined and certified by the Committee, but no later than December 15th of each year.

b. Changes in Employment Status. Except as set forth in the following sentence, if a Participant’s employment terminates during a Plan Year or after the end of the Plan Year, but prior to the payment of the annual award, no award will be payable for that Plan Year. If the Participant’s employment terminates during the Plan Year or after the end of the Plan Year but prior to the payment of the annual award due to death, disability or retirement, the Committee shall have the sole authority and discretion to award a Participant (or his or her beneficiary) a portion of the annual award that would otherwise be payable with respect to that Plan Year. For purposes of the MIP, (i) “retirement” shall be reached when a Participant’s employment terminates and at the time of such termination the sum of such Participant’s age and years of service as an employee of the Company or any of its subsidiaries equals or exceeds 75 years and (ii) “disability” shall have the meaning provided in the Company’s applicable long-term disability plan and such disability continues for more than three months or, in the absence of such a definition, when a Participant becomes totally disabled as determined by a physician mutually acceptable to the Participant and the Committee before attaining his or her 65th birthday and if such total disability continues for more than three months. Disability does not include any condition which is intentionally self-inflicted or caused by illegal acts of the Participant.

c. Deferral of Award. A Participant who is otherwise eligible to participate in the Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) may, in writing filed with the Committee prior to the first day of a Plan Year, elect to defer payment of all or a portion of his or her annual cash award into the Deferred Compensation Plan and pursuant to the provisions thereof (except as provided in Section 14.c). The determination of whether a Participant is otherwise eligible to participate in the Deferred Compensation Plan shall be made at the beginning of the Plan Year, and determined in accordance with the terms of the Deferred Compensation Plan. If an employee makes a deferral election for a Plan Year and is not selected to be a Participant for that Plan Year, such deferral election will not apply. All bonus deferral elections are irrevocable after the last day for making the election as provided herein. Being asked to make a deferral election with respect to a Plan Year shall be no guarantee or promise that the employee will be a Participant for that Plan Year or any future Plan Years. Participants who begin their employment after the beginning of a Plan Year will not be permitted to defer their bonus for that Plan Year.

d. Interest Payable on Deferred Payments. The rate of interest on awards shall be governed by the Executive Deferred Compensation Plan.

e. Investment in Alberto-Culver Company Stock. As an additional alternative to lump sum cash payment, a Participant may elect, within 30 days following the receipt of his or her Participant Letter (but in no event later than December 15, of the applicable Plan Year), to receive all or a portion of his or her annual award, less withholding taxes, in Alberto-Culver Company Common Stock (“Common Stock”), but this shall not constitute a deferred payment for purposes of this MIP. Awards payable, in whole or in part, in Common Stock shall be the number of shares of Common Stock that a Participant could have purchased based upon the closing price of such shares on the last trading day of the applicable fiscal year. Notwithstanding the foregoing, Participants shall not have the right to elect to receive Common Stock in payment of any of their award with respect to Bonus Award Opportunities established in Plan Years 2011 and beyond.

12.	Beneficiary. If a Participant dies before receiving the annual award and/or any previously deferred awards to which he or she is entitled to under the MIP, such awards shall be paid to such person whom the Participant has designated by an instrument in writing executed by the Participant and delivered to the Secretary of the Company during the Participant’s lifetime. Such designation may be revoked or modified by the Participant from time to time by an instrument in writing executed by the Participant and delivered to the Secretary of the Company during the Participant’s lifetime. If no such designation is delivered to the Secretary of the Company, or if no such designated beneficiary is then living, the annual award shall be paid to the surviving spouse of the Participant, or in the event there is no such surviving spouse, to the estate of the Participant.

13.	Withholding Payroll Taxes. To the extent required by the laws in effect at the time payments are made or earned, the Company shall withhold from the annual cash, stock or deferred award made hereunder an amount necessary to satisfy any taxes required to be withheld for federal, foreign, state, or local governmental purposes and any additional amounts for taxes as requested by a Participant.

14.	Change in Control.

a. Application. Notwithstanding any other provision of the Plan but subject to the terms of any grant or grant letter, the provisions of this Section 14 shall apply on and after the date that a Change in Control (as defined in Section 14.d.1.) occurs. Any award payable to a Participant pursuant to this Section 14 for a Plan Year shall be in lieu of any award otherwise payable under the Plan.

b. Determination of Awards. Upon the occurrence of a Change in Control, each Participant shall be eligible to receive an award (a “Change in Control Award”) equal to an amount calculated by multiplying (i) the bonus award percentage obtained by taking (a) the financial performance of the Company or Profit Center, as the case may be, from the start of the applicable fiscal year to the date of the Change in Control (or, in the case of the date of the Change in Control not being as of a month end, to the end of the month immediately preceding the date of the Change in Control) and comparing it to the performance during the same period in the preceding fiscal year and assuming such financial performance (increases or decreases in sales and pre-tax earnings or other relevant measurements) has been achieved for the full fiscal year plus, subject to any adjustment required by the terms of any grant or grant letter, (b) the achievement of 100% of the Participant’s Individual Business Objectives, if any, for such Plan Year (whether or not the Plan Year has been completed at the time of the Change in Control) by (ii) the Base Salary of the Participant up to and including the date of the Change in Control. The amount of any such Change in Control Award shall not be subject to revision or adjustment.

c.	Payment of Awards.

1. Payment. Notwithstanding anything in this Plan to the contrary, each Participant (or Beneficiary thereof) shall be paid the Change in Control Award, determined pursuant to Section 14.b., no later than 30 days after the date of the occurrence of the Change in Control (the “Payment Date”), in the form of a single lump sum cash payment, provided that if the Participant has made an election pursuant to Section 11.c to defer payment of his cash award for the year in which the Change of Control occurs pursuant to the Deferred Compensation Plan, the Change of Control Award shall be paid a single lump sum payment on the Payment Date only if a change in control as defined by Section 409A of the Code and Regulations thereunder has occurred, and otherwise shall be paid in accordance with the Participant’s deferral election under the Deferred Compensation Plan. Change in Control Awards shall not be subject to forfeiture for any reason.

2. Interest on Late Payment. If any amount to be paid to a Participant (or Beneficiary thereof) pursuant to Section 14.c.1 is not paid in full, or properly credited in accordance with the second sentence of Section 14.c.1, in each case by the Payment Date, then the Company shall also pay to that Participant (or Beneficiary) interest on the unpaid amount for the period beginning on the Payment Date and ending on the date that the amount is paid in full or properly credited, as the case may be. The amount of interest to be paid to a Participant (or Beneficiary thereof) pursuant to this Section 14.c.2. shall be computed using an annual rate equal to two percent above the prime rate from time to time in effect, as published under “Money Rates” in The Wall Street Journal, but in no event higher than the maximum legal rate permissible under applicable law. Payments received by a Participant (or Beneficiary thereof) under the Plan shall be credited first against accrued interest until all accrued interest is paid in full before any such payment is credited against the amount payable pursuant to Section 14.c.1.

d.	Definitions.

1. The term “Change in Control” means:

A. The occurrence of any one or more of the following events:

(i) The acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act of both (x) 20% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) and (y) combined voting power of Outstanding Company Voting Securities in excess of the combined voting power of the Outstanding Company Voting Securities held by the Exempt Persons (as such term is defined in Section 14.d.2.);

provided, however, that a Change in Control shall not result from an acquisition of Company Voting Securities:

(a) directly from the Company, except as otherwise provided in Section 14.d.1.B(i);

(b) by the Company, except as otherwise provided in Section 14.d.1.B(ii);

(c) by an Exempt Person;

(d) by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(e) by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (a) and (b) of Section 14.d.1.A(iii) shall be satisfied.

(ii) The cessation for any reason of the members of the Incumbent Board (as such term is defined below) to constitute at least a majority of the Board of Directors.

(iii) Consummation of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation:

(a) more than 60% of the combined voting power of the then outstanding securities of the corporation resulting from such reorganization, merger or consolidation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners of the combined voting power of all of the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation; and

(b) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board of Directors providing for such reorganization, merger or consolidation.

(iv) Consummation of the sale or other disposition of all or substantially all of the assets of the Company other than (x) pursuant to a tax-free spin-off of a subsidiary or other business unit of the Company or (y) to a corporation with respect to which, immediately after such sale or other disposition:

(a) more than 60% of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the combined voting power of all of the Outstanding Company Voting Securities immediately prior to such sale or other disposition; and

(b) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board of Directors providing for such sale or other disposition.

(v) Approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

B. Notwithstanding the provisions of Section 14.d.1.A(i):

(i) no acquisition of Company Voting Securities shall be subject to the exception from the definition of Change in Control contained in clause (a) of Section 14.d.1.A(i) if such acquisition results from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company; and

(ii) for purposes of clause (b) of Section 14.d.1.A(i), if any Person (other than the Company, an Exempt Person or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall, by reason of an acquisition of Company Voting Securities by the Company, become the beneficial owner of (x) 20% or more of the combined voting power of the Outstanding Company Voting Securities and (y) combined voting power of Outstanding Company Voting Securities in excess of the combined voting power of the Outstanding Company Voting Securities held by the Exempt Persons, and such Person shall, after such acquisition of Company Voting Securities by the Company, become the beneficial owner of any additional Outstanding Company Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control.

2. The term “Exempt Person” (and collectively, the “Exempt Persons”) means:

A. Leonard H. Lavin or Bernice E. Lavin;

B. any descendant of Leonard H. Lavin and Bernice E. Lavin or the spouse of any such descendant;

C. the estate of any of the persons described in Section 14.d.2.A. or B.;

D. any trust or similar arrangement for the benefit of any person described in Section 14.d.2.A. or B.; or

E. the Lavin Family Foundation or any other charitable organization established by any person described in Section 14.d.2.A. or B.

3. The term “Incumbent Board” means those individuals who, as of January 1, 2007, constitute the Board of Directors, provided that:

A. any individual who becomes a director of the Company subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved either by the vote of at least a majority of the directors then comprising the Incumbent Board or by the vote of at least a majority of the combined voting power of the Outstanding Company Voting Securities held by the Exempt Persons shall be deemed to have been a member of the Incumbent Board; and

B. no individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board or the Exempt Persons for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board of Directors or the Exempt Persons shall be deemed to have been a member of the Incumbent Board.

15.	No Employment Rights. Nothing in this MIP shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time for any reason, or confer upon any Participant any right to continue in the employ of the Company or its Subsidiaries.

16.	Non-Assignability. Except as provided herein upon the death of a Participant, no right or interest of a Participant in any annual award shall be (a) assignable or transferable in whole or in part, either directly or by operation of law or otherwise; (b) subject to any obligation or liability of any person; or (c) subject to seizure or assignment or transfer through execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner.

17.	Stockholder Adoption. The MIP was approved by the stockholders of the Company on November 13, 2006 and became effective on November 16, 2006.